AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made as of this 15th day of February, 2013, between (i) Monetta Fund, Inc., a Maryland corporation with its principal place of business located at 1776-A South Naperville Road, Suite 100, Wheaton, Illinois 60189-5831 (“Old Fund”); (ii) Monetta Trust (“New Trust”), a Massachusetts business trust with its principal place of business located at 1776-A South Naperville Road, Suite 100, Wheaton, Illinois 60189-5831, on behalf of the Monetta Fund, a separate series of New Trust (the “New Fund”); and (iii) Monetta Financial Services, Inc. (the “Adviser”) with respect to Paragraph 9.1 only. As used herein, “Fund” shall refer to any one of the Old Fund or New Fund and “Funds” shall refer to the New Fund and Old Fund collectively.

This Agreement is intended to be, and is adopted as, a “plan of reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The reorganization will consist of: (i) the transfer, at a closing (the “Closing”) scheduled to occur immediately after the close of regular trading on the New York Stock Exchange (“NYSE”) (generally 4:00 p.m., Eastern time) on April 30, 2013 (such time and date, the “Closing Date”), of all of the assets of the Old Fund in exchange for shares of beneficial interest of the New Fund (“New Fund Shares”); (ii) the assumption by the New Fund of all liabilities of the Old Fund; and (iii) the distribution, at or after the Closing Date, of New Fund Shares to the shareholders of the Old Fund and the liquidation of the Old Fund as provided herein, all upon the terms and conditions set forth in this Agreement (the “Reorganization”). Notwithstanding anything to the contrary contained herein, the obligations, agreements, representations and warranties with respect to a Fund (the “Obligated Fund”) shall be the obligations, agreements, representations and warranties of the Obligated Fund only, and in no event shall the other Fund, or the assets of the other Fund be held liable with respect to the breach or other default by the Obligated Fund of its obligations, agreements, representations and warranties as set forth herein.

WHEREAS, the New Fund is a separate series of New Trust, and New Trust and Old Fund are open-end, registered management investment companies, and the Old Fund owns securities that generally are assets of the character in which the Old Fund is permitted to invest;

WHEREAS, each Fund is authorized to issue its shares of beneficial interest; and

WHEREAS, the Board of Directors of Old Fund, including a majority of its directors who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) (the “Independent Directors” or, with respect to New Trust, the “Independent Trustees”), have determined that the Reorganization is in the best long-term interests of the shareholders of the Old Fund and that the interests of the shareholders of the Old Fund will not be diluted as a result of the Reorganization.

NOW, THEREFORE, in consideration of the premises, covenants, and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

ARTICLE I

TRANSFER OF ASSETS OF THE OLD FUND IN EXCHANGE FOR NEW FUND SHARES
AND THE ASSUMPTION OF OLD FUND LIABILITIES
AND TERMINATION OF THE OLD FUND

1.1. THE EXCHANGE. Subject to the terms and conditions contained herein and on the basis of the representations and warranties contained herein, the Old Fund will sell, assign, convey, transfer and deliver all of its assets, as set forth in Paragraph 1.2 (the “Assets”), to the New Fund. In exchange, the New Fund will (a) issue and deliver to the Old Fund in exchange for the net assets attributable to the shares of the Old Fund, a number of New Fund Shares (including fractional shares, if any) determined by dividing the value of such net assets, computed in the manner and as of the time and date set forth in Paragraph 2.1, by the net asset value of one New Fund Share computed in the manner and as of the time and date set forth in Paragraph 2.2 and (b) assume all liabilities of the Old Fund, as set forth in Paragraph 1.3 (the “Liabilities”). Such transactions shall take place at the Closing Date.

1.2. ASSETS TO BE ACQUIRED. The Assets shall consist of all assets and property of every kind and nature, including all cash, cash equivalents, securities, commodities, interests in futures and dividends or interest receivables, receivables for shares sold, claims and rights of action, books and records and any other rights that are owned by the Old Fund at the Closing Date, and any deferred or prepaid expenses shown as an asset on the books of the Old Fund at the Closing Date.

The Old Fund has provided the New Fund with its most recent audited financial statements, which contain a list of all of the Old Fund assets as of the date of such statements. The Old Fund represents that as of the date of the execution of this Agreement, there have been no changes in its financial position as reflected in such financial statements other than those occurring in the ordinary course of business in connection with the purchase and sale of securities, changes in the market value of portfolio securities, and the payment of normal operating expenses and the payment of dividends, capital gains distributions and redemption proceeds to shareholders.

1.3. LIABILITIES TO BE ASSUMED. The Liabilities shall consist of all of the Old Fund’s liabilities, whether known or unknown, accrued or contingent, debts, obligations, and duties existing at the Closing Date. The Old Fund will endeavor in good faith to discharge all of its known liabilities and obligations to the extent reasonably possible prior to the Closing Date.

1.4. LIQUIDATION AND DISTRIBUTION. At or as soon after the Closing Date as is conveniently practicable: (a) the Old Fund will distribute all of the New Fund Shares it receives pursuant to Paragraph 1.1(a) above to its shareholders of record as of the Closing Date (the “Old Fund Shareholders”), in proportion to their Old Fund shares then held of record and in constructive exchange therefor, and (b) the Old Fund will thereupon proceed to terminate as set forth in Paragraph 1.8 below.

Such liquidation and distribution will be accomplished by the transfer of New Fund Shares credited to the account of the Old Fund on the books of the New Fund to open accounts on the share records of the New Fund in the name of the Old Fund Shareholders, and represent the respective pro rata number of New Fund Shares due such shareholders. The aggregate net asset value of New Fund Shares issued pursuant to this Paragraph will equal the aggregate net asset value of the Old Fund shares, each as determined at the Closing Date using the valuation procedures set forth below. All issued and outstanding shares of the Old Fund will simultaneously be canceled on the books of the Old Fund. The New Fund shall not issue certificates representing New Fund Shares in connection with such transfer. The Old Fund Shareholder shall have the right to receive any unpaid dividends or other distributions that were declared by the Old Fund before the Closing Date with respect to Old Fund shares that are held of record by the Old Fund Shareholder at the Closing Date.

1.5. OWNERSHIP OF SHARES. Ownership of New Fund Shares will be shown on the books of the New Fund’s transfer agent. Shares of the New Fund will be issued simultaneously to the Old Fund, in an amount equal in value to the net asset value of the Old Fund shares, to be distributed to the Old Fund Shareholders.

1.6. TRANSFER TAXES. Any transfer taxes payable upon the transfer of New Fund Shares in a name other than the registered holder of the Old Fund shares on the books of the Old Fund as of that time shall, as a condition of such issuance and transfer, be paid by the person to whom such New Fund Shares are to be transferred.

1.7. REPORTING RESPONSIBILITY. Any reporting responsibility of the Old Fund, including the responsibility for filing regulatory reports, tax returns and other documents with the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, and any federal, state or local tax authorities or any other relevant regulatory authority for periods ending on or prior to the Closing Date, is and shall remain the responsibility of the Old Fund, up until and including: (a) the Closing Date or (b) such later date on which the Old Fund is terminated; provided, that the New Fund shall be responsible for preparing and filing any Form N-Q or Form N-CSR (including the annual report to shareholders) if the fiscal period relating to such form ended prior to the Closing Date, but as of the Closing Date such form has not yet been filed.

1.8. TERMINATION. After the Closing Date, the Old Fund shall not conduct any business except in connection with their dissolution and termination. As soon as reasonably practicable after distribution of the New Fund Shares pursuant to Paragraph 1.4 (a) the Old Fund shall be terminated and (b) Old Fund shall make all filings and take all other actions in connection therewith necessary and proper to effect the Old Fund’s complete dissolution.

ARTICLE II

VALUATION

2.1. VALUATION OF ASSETS. The value of the Assets to be acquired by the New Fund hereunder shall be the value of such Assets computed as of the Closing Date after the declaration and payment of any dividends and/or other distributions on that date, if any, using the valuation procedures set forth in Old Fund’s Articles of Amendment and Restatement and the Old Fund’s then-current prospectus and statement of additional information or such other valuation procedures as shall be mutually agreed upon by the parties.

2.2. VALUATION OF SHARES. The net asset value per share of New Fund Shares shall be the net asset value per share computed as of the Closing Date, using the valuation procedures set forth in New Trust’s Agreement and Declaration of Trust and the New Fund’s then current prospectus and statement of additional information.

2.3. SHARES TO BE ISSUED. The number of New Fund Shares to be issued (including fractional shares) shall be determined in accordance with Paragraph 1.1.

2.4. DETERMINATION OF VALUE. All computations of value shall be made by U.S. Bancorp Fund Services, LLC (“USBFS”), in accordance with its regular practice in pricing the shares and assets of the Funds.

ARTICLE III

CLOSING AND CLOSING DATE

3.1. CLOSING DATE. The Closing shall occur at the Closing Date or such other date(s) or time(s) as the parties may agree to in writing. All acts taking place at the Closing shall be deemed to take place simultaneously as at the Closing Date unless otherwise provided herein. The Closing shall occur at the offices of USBFS, 615 East Michigan Street, Milwaukee, Wisconsin 53202, or at such other time and/or place as the parties may agree in writing.

3.2. CUSTODIAN’S CERTIFICATE. The portfolio securities of the Old Fund shall be made available by the Old Fund to the New Fund’s custodian, for examination no later than five business days preceding the Closing Date. U.S. Bank, N.A., 1555 N. Rivercenter Drive, Suite 302, Milwaukee, WI 53212, as custodian for the Old Fund, shall deliver at the Closing a certificate of an authorized officer representing that: (a) the Old Fund’s Assets have been delivered in proper form to the New Fund at the Closing Date; (b) all necessary taxes, including all applicable federal and state stock transfer stamps, if any, shall have been paid, or provision for payment shall have been made, in conjunction with the delivery of portfolio securities by the Old Fund; and (c) the information (including adjusted basis and holding period, by lot) concerning the Assets, including all portfolio securities, transferred by the Old Fund to the New Fund, as reflected on the New Fund’s books immediately after the Closing Date, does or will conform to that information on the Old Fund’s books immediately before the Closing Date.

3.3. EFFECT OF SUSPENSION IN TRADING. In the event that on the Closing Date, either: (a) the NYSE or another primary exchange on which the portfolio securities of the New Fund or the Old Fund are purchased or sold, shall be closed to trading or trading on such exchange shall be restricted; or (b) trading or the reporting of trading on the NYSE or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of the New Fund or the Old Fund is impracticable, the Closing Date shall be postponed until the third business day after the day when trading is fully resumed and reporting is restored.

3.4. TRANSFER AGENT’S CERTIFICATE. USBFS, as transfer agent for the Old Fund, shall deliver at the Closing (a) to the New Fund, a certificate of an authorized officer representing that (i) its records contain the names and addresses of all Old Fund Shareholders, and the number and percentage ownership of outstanding shares of the Old Fund owned by each such shareholder immediately prior to the Closing and (ii) it has opened accounts on the New Fund’s shareholder records in the names of the Old Fund Shareholders; and (b) to Old Fund, a confirmation or other evidence satisfactory to Old Fund, that the New Fund Shares to be credited to the Old Fund at the Closing Date have been credited to the Old Fund’s account on those records.

3.5. BILL OF SALE; ASSUMPTION OF LIABILITIES. At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, share certificates, receipts and other documents, if any, as such other party or its counsel may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1. REPRESENTATIONS OF OLD FUND. Except as has been fully disclosed to New Trust in a written statement executed by an officer of Old Fund, Old Fund represents and warrants to New Trust, on behalf of the New Fund, as follows:

(a) The Old Fund is a Maryland corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland.

(b) Old Fund is registered as an open-end management investment company, and the registration of the Old Fund’s shares on Form N-1A with the SEC under the 1940 Act is in full force and effect.

(c) The current prospectus, statement of additional information, shareholder reports, marketing and other related materials of the Old Fund conform in all material respects to the applicable requirements of the Securities Act of 1933 (the “1933 Act”), the Securities Exchange Act of 1934 (the “1934 Act”) and the 1940 Act, and the rules and regulations thereunder, and do not include any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

(d) The Old Fund is not, and the execution, delivery, and performance of this Agreement will not, result in the violation of any material provision of Old Fund’s Articles of Amendment and Restatement or Bylaws (as either may have been amended from time to time) or of any material agreement, indenture, instrument, contract, lease, or other undertaking to which Old Fund is a party or by which it is bound.

(e) The Old Fund has no material contracts or other commitments (other than this Agreement) that if terminated will result in material liability to the Old Fund, except for liabilities, if any, to be discharged or assumed as provided in Paragraph 1.3 hereof.

(f) No litigation, administrative proceeding, or investigation of or before any court, governmental body, or arbitrator is presently pending, or to its knowledge, threatened against Old Fund, with respect to the Old Fund or any Assets of the Old Fund, which, if adversely determined, would materially and adversely affect the Old Fund’s financial condition, the conduct of its business, or its ability to carry out the transactions contemplated by this Agreement. Old Fund knows of no facts that might form the basis for the institution of such proceedings, and it is not a party to or subject to the provisions of any order, decree, or judgment of any court, governmental body, or arbitrator that materially and adversely affects the Old Fund’s business or Old Fund’s ability to consummate the transactions contemplated herein.

(g) The Old Fund’s Statement of Assets and Liabilities, Schedule of Investments, Statement of Operations, and Statement of Changes in Net Assets (each, a “Statement”) at and for the fiscal year (in the case of the Statement of Changes in Net Assets, for the two fiscal years) ended December 31, 2012, have been audited by KPMG LLP, an independent registered public accounting firm, and are in accordance with generally accepted accounting principles consistently applied in the United States (“GAAP”); and those Statements (copies of which Old Fund has furnished to New Trust) present fairly, in all material respects, the Old Fund’s financial condition at that date in accordance with GAAP and the results of its operations and changes in its net assets for the period then ended, and there are no known contingent liabilities of the Old Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP at that date that are not disclosed therein.

(h) Since December 31, 2012, there has been no material adverse change in the Old Fund’s financial condition, assets, liabilities or business (other than changes occurring in the ordinary course of business), or any incurrence by the Old Fund of material indebtedness, except as otherwise disclosed to and accepted by the New Fund in writing. For the purposes of this Subparagraph (h), distributions of net investment income and net realized capital gains, changes in portfolio securities, changes in the market value of portfolio securities, the discharge of the Old Fund’s liabilities, or the redemption of the Old Fund’s shares by its shareholders, shall not constitute a material adverse change.

(i) On the Closing Date, all federal and other tax returns and reports of the Old Fund required by law to be filed by such date (giving effect to any extensions), shall have been filed and are or will be correct in all respects, and all federal and other taxes shown due on such returns and reports shall have been paid, or provision shall have been made for the payment thereof and any such unpaid tax liabilities of the Old Fund will have been adequately provided for on its books referred to in Paragraph 4.1(g). To the Old Fund’s knowledge, no such return is currently under audit or has been selected for future audit, and no assessment for taxes, interest or penalty has been asserted with respect to such returns. The Old Fund is in compliance with all applicable governmental regulations pertaining to the reporting of distributions on and redemptions of its shares and to withholding in respect thereof and is not liable for any penalties that could be imposed thereunder.

(j) The Old Fund will provide access to its books and records to the New Fund for purposes of preparing any tax returns required by law to be filed after the Closing Date.

(k) All issued and outstanding shares of the Old Fund are, and on the Closing Date will be, duly authorized and validly issued and outstanding, fully paid and non-assessable by the Old Fund and will have been issued in compliance with all applicable registration or qualification requirements of federal and state securities laws. All of the issued and outstanding shares of the Old Fund will, on the Closing Date, be held by the persons and in the amounts set forth in the records of the Old Fund’s transfer agent as provided in Paragraph 3.4. The Old Fund has no outstanding options, warrants, or other rights to subscribe for or purchase any of the Old Fund’s shares, and have no outstanding securities convertible into any of the Old Fund’s shares.

(l) For all prior taxable years, the Old Fund has met (and for that portion of the taxable year including the Closing Date will meet) the requirements of Part I of Subchapter M of Chapter 1 of Subtitle A of the Code (“Subchapter M”) for qualification as a regulated investment company (“RIC”) and has been (and for that portion of the taxable year including the Closing Date will be) eligible to and has computed (and for that portion of the taxable year including the Closing Date will compute) its federal income tax under Code section 852. The Old Fund has not at any time since its inception been liable for, and is not now liable for, any income or excise tax pursuant to Code sections 852 or 4982. The Old Fund is and was a “fund” (as defined in Code section 851(g)(2), eligible for treatment under Code section 851(g)(1)) for all prior taxable years (including the taxable year including the Closing Date). The Old Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it. The Old Fund has not taken any action, caused any action to be taken, or caused any action to fail to be taken which action or failure could cause the Old Fund to fail to qualify as a RIC.

(m) On the Closing Date, the Old Fund will have good and marketable title to its Assets to be transferred to the New Fund pursuant to Paragraph 1.2, and full right, power, and authority to sell, assign, transfer, and deliver such Assets hereunder free of any liens or other encumbrances of any nature whatsoever except liens or encumbrances of which the New Trust has received written notice and such restrictions as might arise under the 1933 Act with respect to privately placed or otherwise restricted securities that it may have acquired in the ordinary course of business, provided that the New Fund will acquire Assets that are segregated or pledged as collateral for the Old Fund’s short sale and derivative positions (if any) subject to such segregation and liens that apply to such Assets.

(n) The execution, delivery, and performance of this Agreement have been duly authorized by all necessary actions on the part of the Old Fund. Subject to approval by the Old Fund Shareholders, this Agreement constitutes a valid and binding obligation of Old Fund, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws relating to or affecting creditors’ rights and to general equity principles.

(o) The information to be furnished by Old Fund for use in no-action letters, applications for orders, registration statements, proxy materials, and other documents filed or to be filed with any federal, state, or local regulatory authority (including the Financial Industry Regulatory Authority, Inc. (“FINRA”) that may be necessary in connection with the transactions contemplated hereby shall be accurate and complete in all material respects and shall comply in all material respects with federal securities laws and other laws and regulations under those laws applicable to those transactions; and the prospectus and statement of additional information of the Old Fund will, on their respective effective dates, at the Closing Date, and at the time of the meeting of the Old Fund Shareholders, not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(p) The Old Fund’s investment operations from inception to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in the Old Fund’s prospectus, except as previously disclosed in writing to New Trust.

(q) The New Fund Shares to be issued to the Old Fund pursuant to Paragraph 1.1 are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms hereof.

(r) No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Old Fund of the transactions contemplated by this Agreement, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act and state securities or blue sky laws.

4.2. REPRESENTATIONS OF NEW TRUST. Except as has been fully disclosed to Old Fund in a written statement executed by a New Trust officer, New Trust, on behalf of the New Fund, represents and warrants to Old Fund as follows:

(a) The New Fund is a separate series of New Trust, a Massachusetts business trust, duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. As used in this Agreement, the term “good standing under the laws of the Commonwealth of Massachusetts” means (i) having filed a copy of the New Trust’s declaration of trust pursuant to Chapter 182 of the General Laws of the Commonwealth of Massachusetts (“Chapter 182”), (ii) having filed the necessary certificates required to be filed under Chapter 182, (iii) having paid the necessary fees due thereon and (iv) being authorized to exercise in the Commonwealth of Massachusetts all of the powers recited in the New Trust’s declaration of trust and to transact business in the Commonwealth of Massachusetts.

(b) New Trust is registered as an open-end management investment company, and New Trust’s registration of the New Fund’s shares with the SEC under the 1940 Act is in full force and effect.

(c) The current prospectus and statement of additional information of the New Fund conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act, and the rules and regulations thereunder, and do not include any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make such statements therein, in light of the circumstances under which they were made, not materially misleading.

(d) The New Fund is not, and the execution, delivery and performance of this Agreement will not result in a violation of any material provision of New Trust’s Agreement and Declaration of Trust or Bylaws (as either may have been amended from time to time) or of any material agreement, indenture, instrument, contract, lease, or other undertaking to which the New Fund is a party or by which it is bound.

(e) No litigation, administrative proceeding or investigation of or before any court, governmental body, or arbitrator is presently pending, or to its knowledge, threatened against the New Fund or any of their properties or assets, which, if adversely determined, would materially and adversely affect their financial condition, the conduct of their businesses, or the ability of the New Fund to carry out the transactions contemplated by this Agreement. New Trust, on behalf of the New Fund, knows of no facts that might form the basis for the institution of such proceedings and it is not a party to or subject to the provisions of any order, decree, or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions contemplated herein.

(f) The New Fund will provide access to its books and records to the Old Fund as reasonably required for purposes of preparing any tax returns required by this Agreement to be prepared by the Old Fund after the Closing Date.

(g) The New Fund is, and will be at the Closing Date, a new series portfolio of New Trust created within the last twelve (12) months, without assets or liabilities, formed for the sole purpose of receiving the assets, and assuming the liabilities of, the Old Fund in connection with the Reorganization and will not carry on any business activities (other than such activities as are customary to the organization of a new series of a registered investment company prior to its commencement of investment operations). Accordingly, the New Fund has not prepared books of account and related records or financial statements. There shall be no issued and outstanding shares of the New Fund prior to the Closing Date other than shares issued to its sole shareholder.

(h) All issued and outstanding New Fund Shares are, and on the Closing Date will be, duly authorized and validly issued and outstanding, fully paid and non-assessable by the New Fund and will have been issued in compliance with all applicable registration or qualification requirements of federal and state securities laws. The New Fund Shares to be issued and delivered to the Old Fund, for the account of the Old Fund Shareholders, under the terms of this Agreement, will at the Closing Date have been duly authorized and, when so issued and delivered, will be duly and validly issued New Fund Shares, and will be fully paid and non-assessable with no personal liability attaching to the ownership of those shares. The New Fund has no outstanding options, warrants, or other rights to subscribe for or purchase any New Fund Shares, and there are no outstanding securities convertible into any New Fund Shares.

(i) The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of the New Fund. This Agreement constitutes a valid and binding obligation of the New Fund, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights and to general equity principles.

(j) The information to be furnished by the New Fund for use in no-action letters, applications for orders, registration statements, proxy materials, and other documents that may be necessary in connection with the transactions contemplated herein shall be accurate and complete in all material respects and shall comply in all material respects with federal securities laws and other laws and regulations under those laws applicable to those transactions.

(k) Any written information furnished by New Trust or the New Fund with respect to New Trust or the New Fund for use in any materials provided in connection with the Reorganization, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which such statements were made, not materially misleading.

(l) No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the New Fund of the transactions contemplated by this Agreement, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act and state securities or blue sky laws.

(m) The New Fund (i) will elect to be taxed as a RIC under Subchapter M of the Code for its taxable year that includes the Closing Date, and intends to qualify for such treatment in subsequent taxable years, (ii) will be eligible to compute its U.S. federal income tax under Code section 852 for the taxable year that includes the Closing Date, (iii) will be treated as a separate corporation for U.S. federal income tax purposes pursuant to Code section 851(g) for the taxable year that includes the Closing Date, and (iv) the consummation of the transactions contemplated by the Agreement will not cause any New Fund to fail to qualify as a RIC from and after the Closing Date.

(n) New Trust has filed a registration statement for the purpose of registering the securities to be issued by the New Fund to the Old Fund under the 1933 Act and the 1940 Act (the “Registration Statement”).

ARTICLE V

COVENANTS

5.1. OPERATION IN ORDINARY COURSE. Subject to Paragraph 8.5, the New Fund and the Old Fund will operate their businesses in the ordinary course between the date of this Agreement and the Closing Date, it being understood that such ordinary course of business will include customary distributions and shareholder redemptions in the case of the Old Fund.

5.2. [RESERVED]

5.3. ADDITIONAL INFORMATION. Old Fund will assist New Trust in obtaining such information as New Trust reasonably requests concerning the beneficial ownership of the Old Fund’s shares.

5.4. FURTHER ACTION. Subject to the provisions of this Agreement, New Trust and Old Fund will each take or cause to be taken, all actions and to do or cause to be done all things, reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including any actions required to be taken after the Closing Date.

5.5. STATEMENT OF EARNINGS AND PROFITS. As promptly as practicable, but in any case within sixty days after the Closing Date, Old Fund shall furnish New Trust, in such form as is reasonably satisfactory to New Trust, a statement of the earnings and profits of the Old Fund for federal income tax purposes that will be carried over by the New Fund as a result of Code section 381 and certified by Old Fund’s Treasurer.

5.6. [RESERVED]

5.7. [RESERVED]

5.8. INDEMNIFICATION.

(a) The New Fund (solely out of its assets and property, including any amounts paid to the New Fund pursuant to any applicable liability insurance policies or indemnification agreements) agrees to indemnify and hold harmless the Old Fund and Old Fund’s directors and officers from and against any and all losses, claims, damages, liabilities or expenses (including the payment of reasonable legal fees and reasonable costs of investigation) to which the Old Fund or any of Old Fund’s directors or officers may become subject, insofar as any such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any breach by New Trust of any of its representations, warranties, covenants or agreements on behalf of the New Fund set forth in this Agreement.

5.9. QUALIFICATION AS A REORGANIZATION. It is the intention of the parties that the transaction will qualify as a reorganization within the meaning of Code section 368(a). Neither New Trust, the New Fund, nor the Old Fund shall take any action, or cause any action to be taken (including, without limitation the filing of any tax return) that is inconsistent with such treatment or results in the failure of the transaction to qualify as a reorganization within the meaning of Code section 368(a).

5.10. The New Trust covenants to establish and organize the New Fund so that it may conduct its business in substantially the same manner as the business of the corresponding Old Fund is currently conducted between the date hereof and the Closing, including, but not limited to, the making of any necessary regulatory filing, the opening of any accounts and the entering into of any contracts with service providers. In addition, prior to the Closing, (a) the Trustees of the New Trust, on behalf of the New Fund, shall have authorized the issuance of and the New Fund shall have issued one share to a sole initial shareholder in consideration of the payment of $10.00, (b) such sole initial shareholder shall have, among other things, approved the investment advisory agreement between the New Trust, on behalf of the New Fund and (c) immediately prior to or contemporaneously with the consummation of the transactions described in this Agreement, the share of the New Fund acquired by such sole initial shareholder has been or is redeemed for $10.00.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE OLD FUND

The obligations of Old Fund to consummate the transactions provided for herein shall be subject, at its election, to the performance by New Trust, on behalf of the New Fund, of all the obligations to be performed by it pursuant to this Agreement, at or before the Closing Date and, in addition, shall be subject to the following conditions:

6.1. All representations, warranties, and covenants of New Trust contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, with the same force and effect as if made on and as of that Closing Date. New Trust shall have delivered to Old Fund on such Closing Date a certificate executed on behalf of the New Fund by New Trust’s President or Vice President and its Treasurer or Assistant Treasurer, in form and substance satisfactory to Old Fund and dated as of the Closing Date, to such effect and as to such other matters as Old Fund shall reasonably request.

6.2. Old Fund shall have received on the Closing Date an opinion from Greenberg Traurig, LLP, 77 West Wacker Drive, Suite 3100, Chicago, IL 60601, counsel to New Trust, dated as of such Closing Date, in a form reasonably satisfactory to Old Fund, covering the following points:

(a) New Trust is a statutory trust validly existing and in good standing under the laws of the State of Delaware, and, to such counsel’s knowledge, has the power to own all of its properties and assets and to carry on its business as presently conducted.

(b) New Trust is registered as an investment company under the 1940 Act, and, to such counsel’s knowledge, such registration with the SEC is in full force and effect.

(c) This Agreement has been duly authorized, executed, and delivered by New Trust, on behalf of the New Fund, and, assuming due authorization, execution and delivery of this Agreement by Old Fund, is a valid and binding obligation of New Trust enforceable against New Trust and New Fund in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles.

(d) Assuming that a consideration of not less than the net asset value of the New Fund Shares has been paid, New Fund Shares to be issued and delivered to the Old Fund, as provided by this Agreement, are duly authorized and upon such delivery will be legally issued and outstanding and fully paid and non-assessable, and no shareholder of any New Fund has any preemptive rights with respect to New Fund Shares.

(e) To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental authority of the United States or the Commonwealth of Massachusetts is required for consummation by New Trust of the transactions contemplated herein, except as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act, and as may be required under Massachusetts securities laws.

(f) The execution and delivery of this Agreement did not, and the consummation of the transactions contemplated herein will not, result in a violation of New Trust’s Agreement and Declaration of Trust or Bylaws.

(g) To the knowledge of such counsel, and except as otherwise disclosed to Old Fund pursuant to paragraph 4.2(e) of this Agreement, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to New Trust or the New Fund and neither New Trust nor the New Fund is a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business.

(h) The Registration Statement with respect to the shares of beneficial interest of the New Fund to be delivered to the Old Fund’s shareholders in accordance with Article 1 hereof shall have become effective, and no stop order suspending the effectiveness of the Registration Statement or any amendment or supplement thereto, shall have been issued prior to the Closing or shall be in effect at the Closing, and no proceedings for the issuance of such an order shall be pending or, to such counsel’s knowledge, threatened on that date.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE NEW TRUST

The obligations of New Trust, on behalf of the New Fund, to consummate the transactions provided for herein shall be subject, at its election, to the performance by Old Fund of all the obligations to be performed by it pursuant to this Agreement, at or before the Closing Date and, in addition, shall be subject to the following conditions:

7.1. All representations, warranties, and covenants of Old Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, with the same force and effect as if made on and as of that Closing Date. Old Fund shall have delivered to New Trust on such Closing Date a certificate executed by Old Fund’s President or Vice President and its Treasurer or Assistant Treasurer, in form and substance satisfactory to New Trust and dated as of the Closing Date, to such effect and as to such other matters as New Trust shall reasonably request.

7.2. New Trust shall have received on the Closing Date an opinion from Greenberg Traurig, LLP, 77 West Wacker Drive, Suite 3100, Chicago, IL 60601, counsel to Old Fund, dated as of such Closing Date, in a form reasonably satisfactory to New Trust, covering the following points:

(a) Old Fund is a corporation duly organized, validly existing under the laws of the State of Maryland and in good standing and, to such counsel’s knowledge, has the power to own all of its properties and assets and to carry on its business as presently conducted.

(b) Old Fund is registered as an investment company under the 1940 Act, and, to such counsel’s knowledge, such registration with the SEC is in full force and effect.

(c) To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental authority of the United States or the State of Maryland is required for consummation by Old Fund of the transactions contemplated herein, except as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act, and as may be required under Maryland securities laws.

(d) The Agreement has been duly authorized, executed, and delivered by Old Fund, and, assuming due authorization, execution and delivery of this Agreement by New Trust, is a valid and binding obligation of Old Fund enforceable against Old Fund in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles.

(e) The Old Fund has the power to sell, assign, transfer and deliver its Assets to be transferred by it under the Agreement, and, upon consummation of the transactions contemplated hereby, the Old Fund will have transferred such Assets to the New Fund.

(f) The execution and delivery of this Agreement did not, and the consummation of the transactions contemplated herein will not, result in a material violation of Old Fund’s Articles of Amendment and Restatement or Bylaws.

(g) To the knowledge of such counsel, and except as otherwise disclosed to New Trust pursuant to paragraph 4.1(f) of this Agreement, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to Old Fund and Old Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business.

7.3. Old Fund shall have furnished to New Trust a certificate, signed by Old Fund’s President or Vice President and its Treasurer or Assistant Treasurer, as to the adjusted tax basis in the hands of the Old Fund of the securities delivered to the New Fund pursuant to this Agreement.

ARTICLE VIII

FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF
NEW TRUST AND OLD FUND

If any of the conditions set forth below do not exist on or before the Closing Date with respect to the Old Fund or the New Fund, any party to this Agreement, at its option, shall not be required to consummate the transactions contemplated by this Agreement:

8.1. [RESERVED]

8.2. At the Closing Date, the SEC shall not have issued an unfavorable report under Section 25(b) of the 1940 Act, or instituted any proceeding seeking to enjoin the consummation of the transactions contemplated by this Agreement under Section 25(c) of the 1940 Act. Furthermore, no third-party action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated herein.

8.3. All required consents of other third parties and all other consents, orders, and permits of federal, state and local regulatory authorities (including those of the SEC and of state blue sky securities authorities, including any necessary “no-action” positions and exemptive orders from such federal and state authorities) to permit consummation of the transactions contemplated herein shall have been obtained, except where failure to obtain any such consent, order, or permit would not involve a risk of a material adverse effect on the assets or properties of the New Fund or the Old Fund, provided that either party hereto may waive any such conditions for itself.

8.4. The Registration Statement shall have become effective under the 1933 Act, and no stop order suspending the effectiveness of the Registration Statement or any amendment or supplement thereto, shall have been issued under the 1933 Act prior to the Closing Date or shall be in effect at the Closing Date, and no proceedings for the issuance of such an order shall be pending or threatened as of the Closing Date.

8.5. [RESERVED]

ARTICLE IX

EXPENSES

9.1. Except as otherwise specifically provided for herein, Old Fund shall bear expenses directly related to the transactions contemplated by this Agreement to the extent the Fund’s operating expenses are reasonably expected to be reduced as a result of the Reorganization, and the remainder of expenses shall be borne by the Adviser, or an affiliate thereof. Such expenses directly related to the transactions contemplated by this Agreement include, without limitation: (a) expenses associated with the preparation and filing of a prospectus supplement to inform Old Fund shareholders about the forthcoming Reorganization; (b) postage; (c) printing; (d) accounting fees; and (e) audit and reasonable legal fees, including fees for this transaction of fund counsel. Notwithstanding any of the foregoing, (i) expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another person of such expenses would result in disqualification of such party as a RIC within the meaning of Section 851 of the Code and (ii) the Adviser shall not pay or assume those expenses of the Old Fund that are not solely and directly related to the Reorganization in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

ARTICLE X

ENTIRE AGREEMENT; SURVIVAL

10.1. New Trust, on behalf of the New Fund, and Old Fund agree that neither party has made to the other party any prior or contemporaneous representation, warranty, covenant and/or agreement with respect to the subject matter hereof that is not set forth herein, and that this Agreement constitutes the entire agreement between the parties.

10.2. The representations, warranties, and covenants contained in this Agreement or in any document delivered pursuant to or in connection with this Agreement, shall survive the consummation of the transactions contemplated hereunder. The covenants to be performed after the Closing Date, and the obligations of the New Fund, shall continue in effect beyond the consummation of the transactions contemplated hereunder.

ARTICLE XI

[RESERVED]

ARTICLE XII

TERMINATION

12.1. This Agreement may be terminated by the mutual agreement of New Trust and Old Fund.

12.2. In the event of any such termination, in the absence of willful default, there shall be no liability for damages on the part of the New Fund, the Old Fund, New Trust, or the respective Trustees, directors or officers to the other party or its Trustees, directors or officers, but Paragraph 9.1 shall continue to apply.

ARTICLE XIII

AMENDMENTS

13.1. This Agreement may be amended, modified, or supplemented in such manner as may be mutually agreed upon in writing by the authorized officers of the parties to this Agreement; provided, however, that no such amendment may have the effect of changing the provisions to the detriment of Old Fund shareholders.

ARTICLE XIV

HEADINGS; COUNTERPARTS; GOVERNING LAW; ASSIGNMENT;
LIMITATION OF LIABILITY

14.1. The Article and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.2. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Counterpart signatures may be transmitted electronically (e.g., as a PDF or image file) or by facsimile, and any such transmitted signatures shall be considered original, legally binding signatures for all purposes.

14.3. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the conflicts of laws provisions thereof.

14.4. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but, except as provided in this Paragraph, no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm, or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

14.5. It is expressly agreed that the obligations of New Trust, on behalf of the New Fund, hereunder shall not be binding upon any of the Trustees, shareholders, officers, agents, or employees of New Trust personally, but shall bind only the trust property of the New Fund, as provided in the Agreement and Declaration of Trust of New Trust. The execution and delivery of this Agreement have been authorized by the Trustees of New Trust on behalf of the New Fund and signed by an authorized officer of New Trust, acting as such. Such authorization by such Trustees and such execution and delivery by such officer shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the New Fund as provided in New Trust’s Agreement and Declaration of Trust.

14.6. It is expressly agreed that the obligations of Old Fund hereunder shall not be binding upon any of the directors, shareholders, officers, agents, or employees of Old Fund personally, but shall bind only the trust property of the Old Fund, as provided in the Articles of Amendment and Restatement of Old Fund. The execution and delivery of this Agreement have been authorized by the directors of Old Fund and signed by an authorized officer of Old Fund, acting as such. Such authorization by such directors and such execution and delivery by such officers shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Old Fund as provided in Old Fund’s Articles of Amendment and Restatement.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement, each as of the date first written above.

MONETTA TRUST,

on behalf of the New Fund

By:/s/ Mark F. Ogan
Name:   Mark F. Ogan
Title:     Independent Chairman

MONETTA FUND, INC.

By:/s/ Robert S. Bacarella
Name:   Robert S. Bacarella
Title:     President

MONETTA FINANCIAL SERVICES, INC.

(solely with respect to Paragraph 9.1)

By:/s/ Robert S. Bacarella
Name:   Robert S. Bacarella
Title:     President